                     Exhibit C
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NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended December 31, 1999
(Unaudited, Subject to Adjustment)

                    Twelve
               QuarterMonths
               -------------
Operating activities:
     Net income (loss)     $   (735)     $  (7,950)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     3,190     9,613
          (Increase) decrease in deferred taxes     5     5
          (Increase) decrease in accounts receivable and
               unbilled revenue     (27,550)     (27,605)
          (Increase) decrease in inventory     (1,527)     18
          (Increase) decrease in prepaid and other
               current assets     (3,223)     4,605
          Increase (decrease) in accounts payable     7,567     2,885
          Increase (decrease) in other current liabilities     2,291     4,274
          Other, net     (2,754)     (4,181)
                    --------     ---------
Net cash provided by (used in) operating activities     $(22,736)     $
(18,336)
                    --------     ---------


Investing activities:
     Fixed asset expenditures     $ (1,918)     $  (3,257)
     Investment in Griffith Consumers       -       (78,605)
     Acquisition of Barclay & Fowler assets       -       (3,011)
     Acquisition of Hub-Langie assets       -       (777)
     Acquisition of Texas-Ohio assets       -       (14,005)
     Acquisition of Ewing Oil       -       (6,148)
     Purchase of AllEnergy minority interest from
          NEES Global, Inc.       -       (456)
                    --------     ---------
Net cash used in investing activities     $ (1,918)     $(106,259)
                    --------     ---------

Financing activities:
     Change in subordinated notes payable to parent     $ 34,445     $ 134,320
     Change in other paid-in capital     (150)     (150)
     Increase (decrease) in long-term debt     (2)     (291)
                    --------     ---------
     Net cash provided by (used in) financing activities     $ 34,293     $
133,879
                    --------     ---------

Net increase (decrease) in cash and cash equivalents     $  9,639     $
9,284

Cash and cash equivalents at beginning of period     3,838     4,193
                    --------     ---------

Cash and cash equivalents at end of period     $ 13,477     $  13,477
                    ========     =========


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